EXHIBIT 99.1

Contact:	Brian Beades
212-810-5596
ahr-info@blackrock.com
Anthracite Capital Reports GAAP Earnings of $0.22 Per Share and
Operating Earnings of $0.21 Per Share for the Third Quarter 2006.
GAAP Book Value Rises 4.7% to $10.32 Per Share.
New York – November 7, 2006 – Anthracite Capital, Inc. (NYSE:AHR) (the “Company” or “Anthracite”) today reported net income available to common stockholders for the third quarter of 2006 of $0.22 per share, versus $0.28 per share for the same three-month period in 2005. For the nine months ended September 30, 2006, net income available to common stockholders was $0.83 per share (basic) and $0.84 per share (diluted), compared to net income available to common stockholders of $0.73 per share (basic and diluted) for the nine months ended September 30, 2005.
Operating Earnings (defined below) for the third quarters of 2006 and 2005 were $0.21 and $0.27 per share, respectively. Operating Earnings were $0.84 per share for the nine months ended September 30, 2006, compared to $0.86 per share for the nine months ended September 30, 2005.
Based on the $0.29 per share dividend declared on September 8, 2006, and the November 6, 2006 closing price of $14.00, Anthracite’s annualized dividend yield is 8.3%. Table 1, provided below, reconciles Operating Earnings per share with diluted net income available to common stockholders per share. All currency amounts discussed herein are in thousands, except share and per share amounts.
The Company’s Operating Earnings for the nine months ended September 30, 2006 represent an annualized return on average common stockholders’ equity of 11.3%, compared to 12.7% for the nine months ended September 30, 2005. The Company’s debt to capital ratio increased to 6.4:1 at September 30, 2006 from 5.9:1 at December 31, 2005, primarily attributable to the issuance of trust preferred securities and the Company’s sixth collateralized debt obligation (“CDO HY3”). The Company’s recourse debt to capital ratio increased to 2.2:1 at September 30, 2006 from 2.0:1 at December 31, 2005.
Investment Activity
In the third quarter of 2006, the Company purchased a total of $303,125 of commercial real estate assets, including $151,063 of non-U.S. dollar denominated assets. Commercial real estate assets purchased consisted of $112,337 of commercial mortgage-backed securities (“CMBS”), $44,651 of multifamily agency securities, $121,085 of commercial real estate loans, $6,331 of real estate equity and $18,721 of investment grade REIT debt. During the third quarter of 2006, the Company sold $13,662 of CMBS, resulting in a gain of $514.

Capital Markets Activity
During the third quarter of 2006, the Company issued 664,900 shares of Common Stock, 495,500 of which settled prior to September 30, 2006, under a sale agency agreement. Net proceeds to the Company were approximately $8,625.
As previously announced, the Company closed CDO HY3 on May 23, 2006. In accordance with the terms of the offering, the Company contributed $50,000 of additional CMBS during a ramp-up period that ended in October 2006. The additional CMBS was contributed at face value. Including interest rate hedges, CDO HY3 had a cost of funds, after issuance expenses, of approximately 6.3% for the third quarter of 2006.
During October 2006, the Company announced the private placements of $75 million of unsecured senior notes due in 2016 with a weighted average cost of funds of 7.21%. The unsecured senior notes can be redeemed in whole by the Company subject to certain provisions, which could include the payment of fees.
As a result of these transactions, the Company has additional proceeds and capacity in its existing debt facilities to execute its commercial real estate strategies including investments in commercial real estate equity and subordinated CMBS.
Third Quarter Financial Highlights
•	Income from commercial real estate assets increased $12,064, or 21%, from the quarter ended September 30, 2005 as a result of continued portfolio growth. Income from commercial real estate assets decreased $3,016, or 4%, from the quarter ended June 30, 2006 because of a decline in income from the Company’s investment in BlackRock Diamond Property Fund (“BlackRock Diamond”). This was partially offset, however, by the continued growth of the Company’s commercial real estate securities and loans.

•	Income from the Company’s investment in BlackRock Diamond was $660 for the quarter ended September 30, 2006, consisting of $782 of current income and $122 of unrealized losses on the underlying portfolio assets. For the nine months ended September 30, 2006, the Company recorded $12,357 of income, consisting of $1,434 of current income and $10,923 of unrealized gains on the underlying portfolio assets.

•	The Company recorded an expense of $997 and $1,853 for the three and nine months ended September 30, 2006, respectively, related to the Company’s stock based incentive fee.

•	At September 30, 2006, the Company’s portfolio had two CMBS that required an impairment of $361, of which $345 was attributed to higher prepayment rates on a pool of Small Business Administration commercial mortgages. The updated yields in the third quarter 2006 that resulted in impairment charges are not related to an increase in losses but rather accelerated prepayments and changes in the timing of expected credit losses.

•	The Company’s weighted average cost of funds increased to 6.1% at September 30, 2006 from 5.6% at September 30, 2005, which is primarily attributable to the issuance of CDO HY3 and $175,000 of trust preferred securities.

•	The Company’s exposure to a 50 basis point move in short-term interest rates continues to be less than $0.005 per share at September 30, 2006.

•	Net book value per share at September 30, 2006 of $10.32 represents an increase of 4.7% from $9.86 at June 30, 2006 and 11.2% from $9.28 at September 30, 2005.
Commercial Real Estate Securities
During the third quarter of 2006, the Company purchased $175,709 of commercial real estate securities, including $40,491 of non-U.S. dollar denominated securities. Commercial real estate securities purchased consisted of $112,337 of CMBS, $44,651 of multifamily agency securities and $18,721 of investment grade REIT debt. During the third quarter of 2006, the Company sold $14,415 of CMBS. The average yields on the Company’s commercial real estate securities for the quarters ended September 30, 2006 and 2005 were as follows:

	For the quarters ended
	September 30,
	2006	2005

Investment grade commercial real estate securities	5.7%	5.7%
Non-investment grade CMBS securities	9.6%	10.6%
All commercial real estate securities	7.6%	8.0%
Commercial Real Estate Loans
During the quarter ended September 30, 2006, the Company purchased a British pound denominated commercial real estate loan with a cost of £11,880 ($22,271) and a principal balance of £12,000 and two Euro denominated commercial real estate loans for a total cost of €69,045 ($88,300) and with a principal balance totaling €69,426. During the quarter ended September 30, 2006, the Company experienced repayments in the aggregate amount of $34,098. This activity increases the carrying value of the Company’s total commercial real estate loans exclusive of the Company’s investments in Carbon Capital, Inc. (“Carbon I”) and Carbon Capital II, Inc. (“Carbon II”, and collectively with Carbon Capital I, the “Carbon Capital Funds”) to $507,743 at September 30, 2006 from $435,713 at June 30, 2006. The average yields on the Company’s commercial real estate loans, exclusive of the Carbon Capital Funds, for the quarters ended September 30, 2006 and 2005 were as follows:

	For the quarters ended
	September 30,
	2006	2005

Fixed-rate commercial real estate loans	9.1%	9.3%
Floating-rate commercial real estate loans	8.3%	8.2%
All commercial real estate loans	8.6%	8.7%
Also included in commercial real estate loans are the Company’s investments in the Carbon Capital Funds. For the three and nine months ended September 30, 2006, respectively, the Company recorded $2,325 and $9,644 of income for the Carbon Capital Funds. For the quarter ended September 30, 2006, Carbon II acquired $8,500 of commercial mortgage loans and received repayments of $24,635. As loans are repaid, Carbon II has redeployed capital into acquisitions of additional loans for the portfolio. The Carbon I investment period has expired and as repayments continue to occur, capital will be returned to investors.

The Company’s investments in the Carbon Capital Funds are as follows:

	September 30, 2006	December 31, 2005

Carbon I	$3,156	$18,458
Carbon II	73,348	41,188

	$76,504	$59,646

Commercial Real Estate Credit Risk
At September 30, 2006, all commercial real estate loans owned directly by the Company were performing in line with expectations. As previously reported, the Company’s investment in Carbon II includes a $28,300 commercial real estate loan which defaulted during July 2006. The underlying property is a hotel located in the South Beach area of Miami, Florida. Subsequently, the borrower cured its default and the loan is now current.
Carbon II also holds two commercial real estate loans with an aggregate carrying value of $24,000 and which has as underlying assets multi-family properties being converted to condominiums that are located in Florida. The condominium conversion market has slowed significantly in Florida and both properties are experiencing a slow down in condominium sales. However, both commercial real estate loans remain current. Based on the credit analysis performed by Carbon II, the Company concluded that a loan loss reserve is not necessary at this time. To the extent a loan loss reserve becomes necessary, the Company would incur 26% of the loss, which represents the Company’s pro rata ownership of Carbon II. All other commercial real estate loans in the Carbon Capital Funds are performing as expected.
The Company considers CMBS securities where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS (“Controlling Class CMBS”). The Company acquired two Controlling Class CMBS transactions during the third quarter of 2006 and owned 27 Controlling Class CMBS transactions at September 30, 2006.
At September 30, 2006, the current principal balance of the loans underlying the Company’s 27 Controlling Class CMBS was $39,405,741. Delinquencies of 30 days or more on these loans as a percent of current loan balances were 0.38% at the end of the third quarter of 2006, compared with 0.34% at the end of the second quarter of 2006.
During the three months ended September 30, 2006, 14 of the Company’s Controlling Class CMBS were upgraded by at least one rating agency. Additionally, at least one rating agency upgraded 17 of the Company’s non-Controlling Class commercial real estate securities during the three months ended September 30, 2006. None of the Company’s commercial real estate securities were downgraded during the three months ended September 30, 2006.
Commercial Real Estate
As previously announced, the Company invests in BlackRock Diamond. BlackRock Diamond is an open-end fund that applies value-added strategies to a portfolio of commercial real estate properties. For the quarter ended September 30, 2006, the Company recorded $660 of income, consisting of $782 of current income and $122 of unrealized losses on the underlying portfolio assets. For the nine months ended September 30, 2006, the Company recorded $12,357 of income, consisting of $1,434 of current income and $10,923 of unrealized gains on the underlying portfolio assets. To date, the Company has invested an aggregate of $92,603, which represents a 21% interest in BlackRock Diamond, and has remaining capital commitments totaling $7,397. At September 30, 2006, BlackRock

Diamond’s portfolio consists of 20 assets with a total estimated market value of approximately $552,117. BlackRock Diamond is managed by a subsidiary of Anthracite’s Manager and all financial information utilized in this press release was reported by BlackRock Diamond.
Summary of Commercial Real Estate Assets
A summary of the Company’s commercial real estate assets with estimated fair values in local currencies at September 30, 2006 is as follows:

						Total		Total
	Commercial	Commercial	Commercial		Commercial	Commercial		Commercial
	Real Estate	Real Estate	Real Estate		Mortgage	Real Estate		Real Estate
	Securities	Loans	Equity		Loan Pools	Assets		Assets (USD)

USD	$2,374,104	$303,039		$102,873	$1,276,471		$4,056,487	$4,056,487
GBP	£28,041	£44,014		—	—		£72,055	$134,859
EURO	€73,978	€156,720		—	—		€230,698	$292,687

Indian Rupees	—	—	Rs	176,907	—	Rs	176,907	$3,850

Total USD Equivalent	$2,520,442	$584,247		$106,723	$1,276,471		$4,487,883	$4,487,883

The Company has an investment in a commercial real estate development fund located in India. Total capital committed is $11,000, of which $3,850 has been drawn. The entity conducts its operations in the local currency, Indian Rupees.
The Company has foreign currency rate exposure related to its non-U.S. dollar denominated assets. The Company’s primary currency exposures are to the Euro and British pound. Changes in currency rates can adversely impact the estimated fair value and earnings of the Company’s non-U.S. holdings. The Company mitigates this impact by utilizing local currency-denominated financing on its foreign investments and foreign currency forward commitments to hedge the net exposure. Foreign currency gains were $682 and $997 for the three and nine months ended September 30, 2006, respectively.
Book Value
Net book value per share at September 30, 2006 was $10.32. This is an increase of 4.7% from $9.86 at June 30, 2006, and an increase of 11.2% from $9.28 at September 30, 2005. This represents a total return including dividends paid of 6.9% and 22.4%, respectively, for the three and twelve months ended September 30, 2006. The primary contributors to the increase in net book value per share were the effect of lower interest rates, rating agency upgrades and tighter credit spreads.

The Company calculates book value per share based on a liquidation value calculation. Below is a calculation of book value per share for the quarters ended September 30, 2006, June 30, 2006, December 31, 2005 and September 30, 2005.

	9/30/06	6/30/06	12/31/05	9/30/05

Total Stockholders’ Equity	$652,166	$620,446	$598,018	$572,486
Less: Series C Preferred Stock Liquidation Value	(57,500)	(57,500)	(57,500)	(57,500)

Common Equity	$594,666	$562,946	$540,518	$514,986
Shares Outstanding	57,638,033	57,096,618	56,338,540	55,511,160
Book Value Per Share	$10.32	$9.86	$9.59	$9.28

Debt Covenants
The Company is subject to various covenants in its credit facilities, including maintaining a minimum net worth measured on GAAP of $400,000, a recourse debt-to-equity of 3.0 to 1, a minimum cash requirement based upon certain debt-to-equity ratios, a minimum quarterly recourse debt service coverage ratio of 1.75 and a minimum liquidity reserve of $10,000. For the quarter ended September 30, 2006, the Company’s debt service coverage ratio was 1.67 to 1. The primary reason for the shortfall was the decrease in income from the Company’s investment in BlackRock Diamond for the third quarter of 2006. The Company has been in discussions with the relevant lenders and expects to receive a waiver of such non-compliance shortly.
Reconciliation of Operating Earnings to Diluted Net Income Available to Common Stockholders Per Share (Table 1)
The Company considers its Operating Earnings to be net interest income after operating expenses and preferred dividends but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact and loss on impairment of assets. The Company believes Operating Earnings to be an effective indicator of the Company’s profitability and financial performance over time. Operating Earnings can and will fluctuate over time based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investment in BlackRock Diamond as the underlying assets are carried at estimated fair market value. The table below reconciles diluted Operating Earnings per common share with diluted net income available to common stockholders per common share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

Operating earnings per share	$0.21	$0.27	$0.84	$0.86
Net realized and unrealized gain	0.01	0.02	0.05	(0.03)
Net foreign currency gain (loss) and hedge ineffectiveness	0.01	(0.01)	0.02	(0.04)
Loss on impairment of assets	(0.01)	—	(0.10)	(0.06)
Income from discontinued operations	—	—	0.02	—

Diluted net income available to common stockholders per share	$0.22	$0.28	$0.83	$0.73

Dividend Reinvestment and Stock Purchase Plan
As previously announced, if you are a participant in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), please note that the dividend reinvestment portion of the Plan has been reinstated for all dividend payments made after September 8, 2006, and for all future dividend payment dates, with a discount of 2%. The optional cash purchase portion of the Plan also has been reinstated for all investment periods commencing after October 1, 2006, with a discount of 1%.
During the nine months ended September 30, 2006, the Company issued 590,216 shares under the Plan at a collective weighted-average issuance price of $10.62 per share. The optional cash portion of the Plan allowed participants to invest up to $20,000 per month at a 2% discount. The optional cash portion of the Plan represents 575,312 of the shares that were issued during the quarter under the Plan. The remaining 14,904 shares issued under the Plan during the quarter are attributable to the dividend reinvestment portion of the Plan.
To request a prospectus and receive enrollment materials or to ask questions about the Plan, interested investors and stockholders may contact the Company’s transfer agent, American Stock Transfer & Trust Company, at 1-877-248-6416, or Investor Relations, Anthracite Capital, Inc., at 212-810-3333. The Company’s website address is www.anthracitecapital.com.
About Anthracite
Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities. Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (“BlackRock”) (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.075 trillion in global assets under management at September 30, 2006. BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors. The PNC Financial Services Group, Inc. (“PNC”), a diversified financial services organization, is a significant shareholder of BlackRock. Through its affiliates, PNC originates commercial, multifamily and residential real estate loans, and services $173.7 billion in commercial mortgage loans for third parties through its Midland Loan Services, Inc. subsidiary at September 30, 2006.
Forward-Looking Statements
This press release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
     Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite’s assets; (3) the relative and absolute investment performance and operations of Anthracite’s Manager; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite, BlackRock, Merrill Lynch & Co., Inc. or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and Anthracite; (12) the ability of BlackRock to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) the ability of BlackRock to successfully integrate the business of Merrill Lynch Investment Managers (MLIM) with its existing business; and (16) the ability of BlackRock to effectively manage the former MLIM assets along with its historical assets under management.
Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2005 and Anthracite’s subsequent reports filed with the SEC, accessible on the SEC’s website at www.sec.gov, identify additional factors that can affect forward-looking statements.
To learn more about Anthracite, visit our website at www.anthracitecapital.com. The information contained on the Company’s website is not a part of this press release.

Anthracite Capital, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)
(in thousands)

	September 30, 2006		December 31, 2005
ASSETS
Cash and cash equivalents		$31,646		$40,556
Restricted cash equivalents		20,501		1,246
Residential mortgage-backed securities (“RMBS”)		290,026		259,026
Commercial mortgage loan pools	1,276,471		1,292,407
Commercial real estate securities	2,520,442		2,005,383
Commercial real estate loans	584,247		425,453
Commercial real estate	106,723		51,003

Total commercial real estate		4,487,883		3,774,246
Interest rate swap agreements, at fair value		33,401		31,172
Other assets		62,530		58,013

Total Assets		$4,925,987		$4,164,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Short term borrowings:
Secured by pledge of RMBS	$276,153		$249,122
Secured by pledge of commercial real estate securities	783,557		616,661
Secured by pledge of commercial mortgage loan pools	773		5,977
Secured by pledge of commercial real estate loans	193,183		229,556

Total short term borrowings		1,253,666		1,101,316
Long term borrowings:
Collateralized debt obligations	1,480,632		1,066,930
Secured by pledge of commercial mortgage loan pools	1,256,231		1,272,931
Junior subordinated notes to subsidiary trust issuing preferred securities	180,477		77,380

Total long term borrowings		2,917,340		2,417,241

Total borrowings		4,171,006		3,518,557
Payable for investments purchased		42,519		—
Distributions payable		17,613		16,673
Interest rate swap agreements, at fair value		18,222		8,907
Other liabilities		24,461		22,104

Total Liabilities		4,273,821		3,566,241

Stockholders’ Equity:
Common Stock, par value $0.001 per share; 400,000 shares authorized; 57,638 shares issued and outstanding in 2006; and 56,339 shares issued and outstanding in 2005		58		56
9.375% Series C Preferred Stock, liquidation preference $57,500		55,435		55,435
Additional paid-in capital		627,403		612,368
Distributions in excess of earnings		(131,566)		(130,038)
Accumulated other comprehensive income		100,836		60,197

Total Stockholders’ Equity		652,166		598,018

Total Liabilities and Stockholders’ Equity		$4,925,987		$4,164,259

Anthracite Capital, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Operating Portfolio
Income:
Commercial real estate securities	$43,497	$37,009	$123,135	$103,242
Commercial mortgage loan pools	13,230	13,460	39,743	40,617
Commercial real estate loans	13,378	8,232	37,686	24,431
Commercial real estate	660	—	12,357	—
RMBS	2,960	2,268	9,070	7,839
Cash and cash equivalents	828	969	1,746	1,471

Total Income	74,553	61,938	223,737	177,600

Expenses:
Interest expense:
Short-term borrowings	16,959	10,826	49,765	27,850
Collateralized debt obligations	22,889	18,758	57,603	50,523
Commercial mortgage loan pools	12,594	12,760	37,872	38,285
Junior subordinated notes	3,444	66	9,103	66
General and administrative expense	1,144	933	3,382	2,691
Management fee	3,179	2,799	9,339	8,039
Incentive fee	—	—	2,708	—
Incentive fee – stock based	997	—	1,853	—

Total Expenses	61,206	46,142	171,625	127,454

Income from the Operating Portfolio	13,347	15,796	52,112	50,146

Other income (loss):
Net realized and unrealized gain (loss)	428	928	2,683	(1,811)
Foreign currency gain (loss)	682	87	997	(257)
Hedge ineffectiveness	(174)	(394)	401	(1,666)
Loss on impairment of assets	(361)	—	(5,795)	(3,231)

Total other income (loss)	575	621	(1,714)	(6,965)

Income from Continuing Operations	13,922	16,417	50,398	43,181

Income from Discontinued Operations	—	—	1,366	—

Net Income	13,922	16,417	51,764	43,181

Dividends on preferred stock	1,348	1,348	4,044	4,044

Net Income available to Common Stockholders	$12,574	$15,069	$47,720	$39,137

Operating Earnings:
Income from the operating portfolio	$13,347	$15,796	$52,112	$50,146
Dividends on preferred stock	(1,348)	(1,348)	(4,044)	(4,044)

Net Operating Earnings	$11,999	$14,448	$48,068	$46,102

Operating Earnings available to Common Stockholders per share:
Basic	$0.21	$0.27	$0.84	$0.86
Diluted	$0.21	$0.27	$0.84	$0.86

Net Income available to Common Stockholders per share:
Basic	$0.22	$0.28	$0.84	$0.73
Diluted	$0.22	$0.28	$0.83	$0.73

Net Income from continuing operations per share of common stock, after preferred dividends
Basic	$0.22	$0.28	$0.82	$0.73
Diluted	$0.22	$0.28	$0.81	$0.73

Income from discontinued operations per share of common stock
Basic	$—	$—	$0.02	$—
Diluted	$—	$—	$0.02	$—

Weighted average number of shares outstanding:
Basic	57,167	54,115	56,970	53,573
Diluted	57,458	54,124	57,164	53,583

Dividend declared per share of Common Stock	$0.29	$0.28	$0.86	$0.84
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